Exhibit 99.1

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	BROD & SCHAFFER, LLC
Stacy Berns/Michael McMullan	Betsy Brod/Jonathan Schaffer
212-994-4660	212-750-5800

ICT GROUP REACHES LITIGATION SETTLEMENT; COMMENTS ON STRONG

FOURTH QUARTER DEMAND AND POSITIVE 2005 OUTLOOK

NEWTOWN, PA, MARCH 1, 2005 — ICT GROUP, INC. (NASDAQ: ICTG), a leading global provider of customer management and business process outsourcing solutions, today announced that it has entered into an agreement to settle the outstanding 1998 class action litigation filed in West Virginia against the Company. Under the terms of the settlement, ICT GROUP, without admitting liability or wrongdoing, will pay $14.75 million to the plaintiff class. The Company will record a charge to settle this matter of approximately $8.4 million in the fourth quarter of 2004, which will cover its anticipated settlement cost as well as associated litigation expenses for the fourth quarter of 2004. This charge reflects the impact of agreed upon insurance proceeds. If the Company is successful in its efforts to recover additional insurance payments, these recoveries would be recognized in the period received. This charge is in addition to the $4.4 million that was previously reserved by the Company in connection with the litigation.

In connection with the proposed settlement, the Company amended the existing credit facility with its bank lenders to remain in compliance with its covenants. As ICT GROUP maintains a strong financial position, this agreement will not impact the Company’s ability to serve its clients’ needs. This settlement is contingent on court approval, which the Company anticipates will be forthcoming.

John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP, commented, “Our decision to enter into the settlement agreement was a difficult one, but was made in light of the fact that West Virginia law allows for liquidated damages of thirty days pay plus interest which was being sought for all class members regardless of the amount of wages allegedly unpaid. Additionally, we would have had to incur substantial additional legal costs to further pursue the matter. Therefore, while we continue to dispute the plaintiff’s allegations, we believe that the settlement is the best course of action and are pleased to put this matter behind us in order to focus on the growth and expansion of ICT GROUP.”

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ICT GROUP ANNOUNCES LITIGATION SETTLEMENT (CONT.)

“Business demand and revenue growth remained strong in the fourth quarter of 2004. With a substantial backlog of awarded business, additional new prospects ahead of us, and several opportunities to realize further productivity improvements and increased profitability, 2005 continues to look very promising for the Company,” Mr. Brennan concluded.

The Company will report 2004 fourth quarter and full-year financial results and host a conference call with investors on March 1, 2005.

About ICT GROUP:

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business services outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements concerning court approval of the Shingleton litigation settlement and the Company’s prospects for 2005. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, an adverse ruling by the court with respect to the settlement, ICT GROUP’s capital and financing needs, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), competitive pressures in ICT GROUP’s industry and those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2003, and other documents, such as reports on Form 8-K and reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

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